Exhibit 99.1
Baker Hughes Chairman Chad Deaton to Retire, Martin Craighead to Assume Role
HOUSTON, Jan. 25, 2013 /PRNewswire/ -- Baker Hughes Incorporated (NYSE: BHI) announced today that Chad Deaton will retire from Baker Hughes on April 25, 2013 at the Company’s Annual Meeting and that Martin Craighead will become Chairman in addition to his current role as President and Chief Executive Officer (CEO).
John Riley, Lead Director of the Baker Hughes Board, said “Chad has provided more than eight years of exceptional leadership to Baker Hughes and its employees throughout the world. He has helped transform the company into one of the strongest companies in the marketplace as a leader in technology with a highly talented workforce. Martin has already demonstrated exemplary skill and vision in his tenure as CEO.”
"It will be an honor to succeed Chad as Chairman,” said Craighead. “Baker Hughes’ remarkable employees combined with our best-in-class products and innovative solutions for the oil and gas industry allows us to further enhance our success in delivering value to our customers and stockholders.”
Deaton joined Baker Hughes in 2004 serving as Chairman, President, and CEO until January 2012, when he assumed the role of Executive Chairman. Craighead began working with the company in 1986, and has served as President and CEO since January 2012. He was appointed Chief Operating Officer in 2009 and President in 2010.
"I am confident that with Martin, Baker Hughes has the optimal leadership for the future," Deaton said. "Martin is an outstanding leader with proven skills in both the commercial and technological realms. The Board of Directors has made an excellent choice, and I am confident that Martin's knowledge of our business and the industry will greatly benefit our investors, customers and employees for many years to come”.
Craighead has a Bachelor of Science degree in Petroleum and Natural Gas Engineering from Pennsylvania State University and a Master of Business Administration degree from Vanderbilt University. The recipient of the 2010 C. Drew Stahl Distinguished Achievement Award at Pennsylvania State University, Craighead serves his community in a variety of charitable organizations.
As Baker Hughes' CEO, Craighead oversees operations in more than 80 countries and more than 58,000 employees. Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. Baker Hughes helps customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes' century-long history, visit www.bakerhughes.com.
CONTACTS:
Media Relations:    Teresa Wong, +1.713.439.8110, teresa.wong@bakerhughes.com

Investor Relations:    Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Eric Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com